Exhibit 99.1

Contacts:      William R. Gargiulo, Jr.    231.526.1244
                        Donna Felch, CFO          312.595.9123

The Female Health Company
Reports 37% Revenue Growth and Record Profits for
First Quarter of FY2008

First Quarter Highlights:

•	37% Revenue Increase
•	85% Gross Profit Increase
•	$1,040,892 “Bottom line” improvement over Prior Year

CHICAGO, February 13, 2008- The Female Health Company (AMEX: FHC - News), which manufactures and markets the FC and FC2 Female Condoms®, today reported its operating results for the first quarter of FY2008.

For the three months ended December 31, 2007, the Company’s net revenues increased 37% to approximately $5.7 million, compared with approximately $4.2 million in the three months ended December 31, 2006.  The Company’s net income attributable to common shareholders increased to a record $813,968, or $0.03 per diluted share, during the first quarter of FY2008, compared with a net loss of ($226,924), or ($0.01) per share, in the corresponding period of the previous fiscal year.

Gross profit increased 85% to $2.4 million (41.3% of revenue) in the most recent quarter, compared with $1.3 million (30.4% of revenue) in the first quarter of FY2007.  Operating income improved to $729,645 in the three months ended December 31, 2007, compared with an operating loss of ($218,406) in the quarter ended December 31, 2006.

The Company expects significant quarter-to-quarter variations in its operating results, due to the timing of large order receipts, production scheduling, and shipping of products.

“We are very pleased to report strong revenue growth, a record number of female condoms sold and the highest quarterly profit in the Company’s history for the three months ended December 31, 2007,” noted O.B. Parrish, Chief Executive Officer of The Female Health Company.  “The 37% revenue increase reflects the growing role that our female condoms are playing in the global battle against HIV/AIDS.  Acceptance of our second-generation FC2 Female Condom® has been excellent.”

“In December, 2007, we completed the expansion of FC2 production capacity in Malaysia to four lines with an annual capacity of 30 million units in addition to FC production facility in London.  A fifth end-stage FC2 production line, located in Cochin, India, with an annual capacity of 7.5 million units, began producing condoms in December 2007, under the auspices of our business partnership with Hindustan Latex Limited.”

“We ended the first quarter with the strongest balance sheet in our history, with no debt outstanding, approximately $1.8 million of cash in the bank, and a current ratio of 3.5-to-1.0.  Based upon information currently available to the Company, we believe Fiscal 2008 will be another record year in terms of revenues and earnings.”

As previously announced, the Female Health Company will host an investor conference call at 11:00 a.m. EST today, February 13, 2008.  Shareholders and other interested parties may participate in the conference call by dialing 888-603-6873 (international participants dial 973-582-2706 and referencing the conference code 32404579, a few minutes before 11:00 a.m. EST on February 13, 2008.  A replay of the call will be available through February 27, 2008 by dialing 800-642-1687 (international callers dial 706-645-9291) and referencing the conference code 32404579.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC Female Condom®, which is primarily distributed by public health organizations and donor groups in over 90 developing countries around the world. World-wide, the Female Condom is available in various programs in 116 countries. The Company owns certain worldwide rights to the FC Female Condom®, including patents that have been issued in the United States, United Kingdom, Japan, France, Italy, Germany, Spain, the European Patent Convention, the People's Republic of China, Canada, South Korea and Australia. FC Female Condom® is the only available FDA-approved product controlled by a woman that offers dual protection against sexually transmitted diseases, including HIV/AIDS, and unintended pregnancy.

“Safe Harbor” statement under the Private Securities Litigation Reform Action of 1995: The statements in this release which are not historical fact are forward-looking statements based upon the Company’s current plans and strategies, and reflect the Company’s current assessment of the risks and uncertainties related to its business, including such things as product demand and market acceptance; the economic and business environment and the impact of government pressures; currency risks; capacity; efficiency and supply constraints; and other risks detailed in the Company’s press releases, shareholder communications and Securities and Exchange Commission filings. Actual events affecting the Company and the impact of such events on the Company’s operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company’s web site at http://www.femalehealth.com and http://www.femalecondom.org.

If you would like to be added to an e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com

The Female Health Company Unaudited Condensed Consolidated Balance Sheet

	December 31, 2007	December 31, 2006
Cash	$1,604,306	$1,197,639
Restricted cash	236,138	236,782
Accounts receivable, net	6,007,114	3,694,012
Inventory	1,785,430	1,361,487
Prepaid and other current assets	328,516	376,465
Deferred income taxes	825,000	-
Total current assets	10,786,504	6,866,385

Other non-current assets	246,853	191,482
Net property, plant & equipment	1,477,667	978,174
Total assets	$12,511,024	$8,036,041

Accounts payable	$1,129,725	$889,779
Accrued expenses	1,877,679	983,812
Preferred dividends payable	48,643	6,834
Total current liabilities	3,056,047	1,880,425

Deferred gain on sale of facilities	1,017,317	1,115,687
Deferred grant income	247,567	-
Total liabilities	4,320,931	2,996,112

Total stockholders’ equity	8,190,093	5,039,929
Total liabilities and stockholders' equity	$12,511,024	$8,036,041

The Female Health Company Unaudited Condensed Consolidated Income Statements
	Three Months Ended December 31,
	2007	2006

Net revenues	$5,734,751	$4,198,879

Gross profit	2,366,116	1,278,398

Advertising and promotion	41,518	59,038
Selling, general and administrative	1,493,824	1,373,062
Research and development	101,129	64,704

Total operating expenses	1,636,471	1,496,804

Operating income (loss)	729,645	(218,406)

Interest, net and other income	(9,608)	(13,553)
Foreign currency transaction gain	(115,358)	(18,572)
Income (loss) before income taxes	854,611	(186,281)

Income tax benefit	-	-

Net income (loss)	854,611	(186,281)

Preferred dividends	40,643	40,643

Net income (loss) attributable to common stockholders	$813,968	$(226,924)

Net income (loss) per basic common share outstanding	$0.03	$(0.01)

Basic weighted average common shares outstanding	26,121,460	23,952,040

Net income (loss) per diluted common share outstanding	$0.03	$(0.01)

Diluted weighted average common shares outstanding	28,688,345	26,444,924